Exhibit 99.1

BNC Bancorp Reports 13% Increase in Third Quarter Earnings

        THOMASVILLE, N.C., Oct. 26 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN) today reported operating results for the quarter and nine-month period ended September 30, 2004.

        (Logo: http://www.newscom.com/cgi-bin/prnh/20030917/BNCLOGO)

        (Photo: http://www.newscom.com/cgi-bin/prnh/20030917/BNC)

        For the quarter ended September 30, 2004, the Company reported net income of $1.03 million, an increase of 13% when compared to the $913,000 reported for the comparable quarter in 2003. Diluted earnings per share increased to $0.28 for the quarter, a 17% increase when compared to $0.24 reported for the same quarter in 2003.

        For the nine-month period ended September 30, 2004, the Company reported net income of $2.71 million, an increase of 10% when compared to the $2.48 million reported for the first nine months of 2003. Diluted earnings per share increased to $0.73 for the nine-month period, compared to $0.66 reported for same period in 2003.

        Total assets as of September 30, 2004 were $484 million, an increase of 44% compared to the $337 million as of September 30, 2003. Total loans on September 30, 2004 were $393 million, an increase of 45% from the $272 million reported as of September 30, 2003. Deposits increased 43% over the same one- year period. Compared to balances at December 31, 2003, total loans increased $90 million, or 30% during the first nine months of 2004.

        Commenting on these results, W. Swope Montgomery, Jr., President and CEO, said, “We are extremely pleased with the acceleration in our earnings growth in each of the first three quarters of 2004. Through the tremendous efforts of our commercial lending team, we have been able to grow loans by $90 million, or 30%, since the beginning of the year. This growth in earning assets has enabled the Company to grow net interest income at a rate which has more than outpaced the decline in income from mortgage refinance activity. As we entered two new markets in 2003 and 2004, High Point and Salisbury, in anticipation of higher nominal growth in the loan portfolio, we expanded and enhanced our loan administration area to support this growth. I am proud to report that asset quality and net charge-off statistics for the first nine months of 2004 exceeded industry comparatives.”

        BNC Bancorp is the parent company of Bank of North Carolina, a $484 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. In addition, the Bank operates commercial and mortgage loan production offices in High Point, Salisbury, Winston-Salem and Mt. Airy, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

        CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

        QUARTERLY PERFORMANCE SUMMARY
        BNC BANCORP
        (Dollars in thousands, except per share and share data)

	For the Three Months Ended
	September 30, 2004	September 30, 2003	% Change
SUMMARY STATEMENTS OF OPERATIONS

Interest income	$ 6,055	$ 4,501	34.5%
Interest expense	2,144	1,446	48.3
Net interest income	3,911	3,055	28.0
Provision for loan losses	280	140	100.0
Net interest income after
provision for loan losses	3,631	2,915	24.6
Noninterest income	885	950	(6.8)
Noninterest expense	3,064	2,565	19.5
Income before income tax expense	1,452	1,300	11.7
Provision for income taxes	418	387	8.0
Net income	1,034	913	13.3

PER SHARE DATA
Earnings per share, basic	$ 0.30	$ 0.26	15.4%
Earnings per share, diluted	0.28	0.24	16.7

Weighted average number of common shares outstanding:
Basic	3,472,835	3,524,639
Diluted	3,705,615	3,753,886

PERFORMANCE RATIOS
Return on average assets	0.91%	1.10%
Return on average equity	14.53%	13.54%
Return on average tangible equity	16.58%	15.61%
Net yield on earning assets
(taxable equivalent)	3.62%	3.94%
Average equity to average assets	6.25%	8.11%

        QUARTERLY PERFORMANCE SUMMARY
        BNC BANCORP
        (Dollars in thousands, except per share and share data)

	As of / For the Nine Months Ended
	September 30, 2004	September 30, 2003	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 16,494	$ 13,283	24.2%
Interest expense	5,601	4,568	22.6
Net interest income	10,893	8,715	25.0
Provision for loan losses	630	390	61.5
Net interest income after
provision for loan losses	10,263	8,325	23.3
Noninterest income	2,314	2,699	(14.3)
Noninterest expense	8,776	7,427	18.2
Income before income tax expense	3,801	3,597	5.7
Provision for income taxes	1,088	1,122	(3.0)
Net income	2,713	2,475	9.6

PER SHARE DATA
Earnings per share, basic	$ 0.78	$ 0.70	11.4%
Earnings per share, diluted	0.73	0.66	10.6
Book Value	8.22	7.61	8.0
Tangible book value	7.24	6.63	9.3

Weighted average number of common shares outstanding:
Basic	3,484,531	3,544,447
Diluted	3,717,530	3,740,497

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.85	1.04%
Return on average equity	13.04%	12.65%
Return on average tangible equity	14.93%	14.64%
Net yield on earning assets
(taxable equivalent)	3.65%	4.04%
Average equity to average assets	6.25%	8.11%
Allowance for loan losses as a
percentage of total loans, end of
period	1.30%	1.72%
Non-performing assets to total
assets, end of period	0.42%	0.39%
Ratio of net charge-offs to
average loans outstanding	0.03%	0.01%

        QUARTERLY PERFORMANCE SUMMARY
        BNC BANCORP
        (Dollars in thousands)

	As of
	September 30, 2004	September 30, 2003	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans	$393,391	$271,740	44.8%
Allowance for loan losses	5,122	4,668	9.7
Loans, net of allowance for loan
losses	388,269	267,072	45.4
Securities, available for sale	34,341	31,363	9.5
Total Assets	483,599	336,999	43.5

Deposits:
Noninterest-bearing deposits	34,646	28,074	23.4
Interest-bearing demand and
savings	154,785	143,984	7.5
CD’s and other time deposits	200,673	64,344	211.9
Total deposits	390,104	273,765	42.5
Borrowed Funds	62,213	34,344	81.2
Total interest-bearing liabilities	417,671	242,672	72.1
Shareholders’ Equity	28,687	26,546	8.1

SOURCE	BNC Bancorp
-0-			10/26/2004
	/CONTACT:	W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/
	/Photo:	NewsCom:	http://www.newscom.com/cgi-bin/prnh/20030917/BNCLOGO
http://www.newscom.com/cgi-bin/prnh/20030917/BNC
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	/Web site:	http://www.bankofnc.com / (BNCN)

CO:	BNC Bancorp
ST:	North Carolina
IN:	FIN
SU:	ERN